Exhibit 99.1

Explanatory Information

This Amendment No. 4 (this “Amendment”) amends the Schedule 13D originally filed by the Reporting Person with the Securities and Exchange Commission (the “SEC”) on May 8, 2023, as amended by Amendment No. 1 filed with the SEC on October 21, 2023, Amendment No. 2 filed with the SEC on April 4, 2024, Amendment No. 3 filed with the SEC on May 22, 2024, and this Amendment (the “Schedule 13D”), with respect to the Common Stock, $0.001 par value (the “Shares”), of Identiv, Inc., a Delaware corporation (the “Issuer”), and is being filed pursuant to Rule 13d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise provided herein, each item of the Schedule 13D remains unchanged.